EXHIBIT 99.1 – Letter to the members of East Fork Biodiesel, LLC from its Chief Executive Officer

2108 140th Avenue, PO Box 21, Algona, IA 50511 Phone: 515-395-8888 Fax 515-395-8891

December 4, 2009

East Fork has just completed filing of our annual report on Form 10-K with the SEC, and I’d like to point out a few of the key items regarding the status of our business. The annual report as well as all other information can be found at www.eastforkbiodiesel.com by clicking on “SEC Compliance.” Our operating status has not changed since my last letter, as we remain unable to operate the plant given an inability to obtain working capital financing. As you may be aware, we spent several months working with the Chicago investment banking firm of William Blair & Company in an effort to obtain new financing, operating capital, capital to implement pretreatment and possible merger or sale of all or a portion of our capital stock or assets or other business combination.  The investment banker approached approximately 130 potential strategic and financial buyers located in North America, South America, Europe and Asia and received 13 preliminary indications of interest; for a variety of reasons, none of these potential buyers submitted a bid proposing a business combination. These efforts did not yield any proposal for new financing, additional capital or investment, partnering, merger or any offer to purchase East Fork or its assets. As you may recall, prior to William Blair’s involvement, East Fork made more than 50 unsuccessful contacts with potential funding sources.   To date, we have had no subsequent success in these efforts.

On May 20, 2009 we had a scheduled principal payment of $1,825,000 due to Farm Credit, our principal lender, under our $24,500,000 restated term loan agreement. We did not make this payment because we did not have sufficient unrestricted cash. On May 26, 2009, the lender’s agent declared us in default and on June 22, 2009 the lender initiated foreclosure proceedings against our plant, equipment, fixtures and real property. The foreclosure proceedings would ultimately result in the conveyance of our plant, equipment, fixtures and real property to Farm Credit, if the proceedings were concluded before the indebtedness under the restated term loan agreement could be otherwise repaid or restructured in or outside of bankruptcy proceedings. Conclusion of the foreclosure process resulting in such conveyance would have a material adverse impact on our financial condition and results of operations, result in the loss of the most of our operating assets and a permanent shut-down of our plant and cause our members to lose most or all of their investment in East Fork. Since the foreclosure proceedings are in an early stage, we are unable to predict their duration. In the meanwhile, we continue to have discussions with Farm Credit about alternative solutions. Farm Credit’s foreclosure proceeding makes it very unlikely that we will be able to obtain working capital financing. As a result, we have explored transactions that would result in a sale of our plant, merger with another entity, or additional investment to implement pretreatment and provide operating capital as well as to restructure our restated term loan agreement.

Recently, we have retained the Corval Group which assists companies with financial restructuring and new financing. Corval is advising us on development and implementation of a possible solution to obtain additional investment to implement pretreatment, provide operating capital, and restructure our restated term loan agreement.  A key component of any solution is the ability to secure feedstocks; with the assistance of Corval, we are focused on establishing supply agreements with multiple sources of alternative feedstocks including animal fat suppliers and ethanol producers that are, or will be, extracting crude corn oil as part of their production process, as well as with brokers and marketers representing producers of these materials. Our approach is designed to offer financial motivation as well as a reliable outlet for crude fats and oils provided by these suppliers over a defined period of time. Based on work with Corval, we currently estimate the cost to add pretreatment equipment and the necessary working capital will total approximately $20 - $25 million (provided we are able to reach agreement with our lender to restructure our restated loan agreement and dismiss its foreclosure petition). As we determine the feasibility of the solution, we expect to provide more detail about how we intend to proceed and the potential sources of these funding requirements in future SEC filings. It is my hope to provide members of East Fork an opportunity to participate in this solution.

We have continued to maintain the facility and provide member access to our staff; however, we are doing so with a very limited part-time staff. To help in our effort to control cash expenditures, our office hours have been reduced and the office is now being closed on Fridays. It is possible as well that the office will be closed at times during the week depending on the activity I am involved with related to developing a solution for our situation. I ask for your patience when attempting to contact the plant and I would strongly suggest calling ahead to verify that the office is open before making a trip to the plant. I certainly welcome member calls and emails and will make every effort to respond as quickly as I can.

I have received several calls regarding estimated losses for tax planning. East Fork does operate on a calendar year-end basis for tax reporting which means member K1’s will be issued sometime after January 1. Our target is to provide K1’s to members by mid-February. In order to help members with tax planning meetings, our accounting resource has developed an estimate of loss per unit to be used for planning purposes of approximately $250 per unit. This is an ESTIMATE only; actual results will be reported to members on their individual K1 reports.

This update is intended to be summary in nature, it is limited to the matters discussed and does not address the full range of matters that are included in our Annual Report on Form 10-K, which was filed with the SEC on December 4, 2009, which also includes our financial statements for our year ended September 30, 2009 and many other matters. The best way to remain informed as additional developments occur is to access our SEC filings which can be found at www.eastforkbiodiesel.com by clicking on “SEC Compliance” or the SEC’s website at www.sec.gov by clicking on “Search for Company Filings.” If you do have questions, you can email me directly at chris.daniel@eastforkbiodiesel.com or contact me at the office (515) 395-8888 or my cell number (515) 451-7222. Thank you for standing by East Fork during these difficult times.

With appreciation and best regards,

Chris Daniel
Chief Executive Officer

FORWARD-LOOKING STATEMENTS - The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for  forward-looking statements. This letter contains information that may be deemed forward-looking that is based largely on our current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Such risks, trends and other uncertainties, which in some instances are beyond our control, include: the impact and duration of the current recession, the distressed economic environment of the biodiesel industry, continuing credit crunch, our inability to secure replacement financing for our indebtedness under our restated term loan agreement, our inability to obtain working capital and capital improvement financing resulting in continued idling of our plant, our inability to generate cash liquidity from operations sufficient to service our significant debt levels and comply with our financial obligations under our restated term loan agreement, our ability to repay our principal and interest obligations and avoid foreclosure of the mortgage and security interest on our real estate, plant and equipment under our restated term loan agreement, changes in interest rates, prices of or demand for diesel fuel, refined soybean oil and other commodity prices, energy costs, shipping costs, available production and management personnel, changes or elimination of government subsidiaries or incentives, loss of exports due to the European Commission’s imposition of duties on imports of United States biodiesel, legislative and regulatory developments, including additional duties or tariffs on United States biodiesel, and other results of operations or financial conditions. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this letter. East Fork does not publicly undertake to update or revise its forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.